Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NewLake Capital Partners, Inc.

New Canaan, CT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-261608) of NewLake Capital Partners, Inc. of our report dated March 17, 2022, relating to the consolidated financial statements which appear in this Form 10-K.

/s/ BDO USA, LLP

Denver, Colorado

March 17, 2022